Exhibit 99.1

Table VI
Description of Open Loans of Our Program and Prior Mortgage Programs
(unaudited)
NOT COVERED BY REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Three Year Summary of Loans Originated by Our Program and Prior Mortgage Programs. During the three-year period ending December 31, 2013, loans were made by our program and prior programs with investment objectives similar to ours. The following table provides a summary of the loans originated for the three-year period ending December 31, 2013. The last column of the following chart reflects total outstanding loan balances on all loans for each prior program including those that originated prior to the three-year period ending December 31, 2013.

Name of privately offered mortgage programs	Number of Loans	Estimated Total Amount of Loans Funded 01/01/11 to 12/31/13	Outstanding Loan Balances Originated 01/01/11 to 12/31/13	Total Outstanding Loans as of 12/31/13
RMI IV	2	$838,719	$400,000	$736,225
RMI V	1	$127,121	$0.00	$1,062,693
TOTAL	3	$965,840	$400,000	$1,798,918

Name of publicly offered mortgage programs	Number of Loans	Estimated Total Amount of Loans Made 01/01/11 to 12/31/13	Outstanding Loan Balances Originated 01/01/11 to 12/31/13	Total Outstanding Loans as of 12/31/13
RMI VI	9	$2,239,566	$829,229	$3,587,551
RMI VII	7	$2,184,318	$575,000	$3,048,026
RMI VIII	22	$33,154,409	$27,581,736	$51,890,282
RMI IX	104	$34,614,778	$13,766,179	$14,698,430
TOTAL	142	$72,193,071	$42,752,144	$73,224,289

A further breakdown of these loans according to the type of deed of trust, the California County location of the property securing the loans, and the type of property securing the loan is provided below:

For Prior Privately Offered Mortgage Programs:

	RMI IV	RMI V
Loans
First Trust Deeds	$838,719	$127,121
Second Trust Deeds	—	—
Third Trust Deeds	—	—
Total	$838,719	$127,121
Location of Loans
San Francisco	$438,719	$127,121
Santa Cruz	400,000	—
Total	$838,719	$127,121
Type of Property
Single Family (1-4 units)	$400,000	$—
Multi Family	—	—
Commercial	438,719	127,121
Total	$838,719	$127,121

A further breakdown of these loans according to the type of deed of trust, the location of the property securing the loans, and the type of property securing the loan is provided below:

For Our Program and Prior Publicly Offered Mortgage Programs:

	RMI VI	RMI VII	RMI VIII	RMI IX
Loans
First Trust Deeds	$1,862,936	$2,184,318	$21,786,784	$30,486,778
Second Trust Deeds	316,630	—	11,367,625	4,128,000
Third Trust Deeds	60,000	—	—	—
Total	$2,239,566	$2,184,318	$33,154,409	$34,614,778
Location of Loans
Alameda	$116,630	$165,598	$—	$3,298,550
Contra Costa	142,800	175,000	2,389,226	3,814,510
El Dorado	—	—	—	433,650
Los Angeles	677,500	650,000	2,032,500	11,426,373
Marin	—	—	2,380,000	500,000
Monterey	484,858	—	—	185,000
Nevada	—	—	—	340,000
Orange	—	—	770,000	875,250
Placer	—	—	—	120,000
Riverside	—	—	—	380,000
Sacramento	—	—	—	100,000
Santa Barbara	—	271,853	—	—
San Bernardino	—	—	—	137,800
San Diego	—	—	1,680,000	717,137
San Francisco	258,778	375,382	21,183,183	4,560,921
San Mateo	200,000	—	1,975,000	2,027,158
Santa Clara	359,000	146,485	394,500	3,878,179
Santa Cruz	—	400,000	—	1,200,000
Sonoma	—	—	—	175,000
Ventura	—	—	350,000	445,250
Total	$2,239,566	$2,184,318	$33,154,409	$34,614,778
Type of Property
Single Family (1-4 units)	$1,780,788	$1,537,083	$13,633,784	$30,548,599
Multi Family	200,000	—	1,000,000	1,066,179
Commercial	258,778	647,235	18,520,625	3,000,000
Total	$2,239,566	$2,184,318	$33,154,409	$34,614,778